Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

November 2, 2015

Board of Directors and Shareholders

STERIS plc

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of STERIS plc for the registration of 467,284 shares of its common stock of our reports dated August 7, 2015 and October 30, 2015 relating to the unaudited consolidated interim financial statements of STERIS Corporation that are included in its Forms 10-Q for the quarters ended June 30, 2015 and September 30, 2015.

/s/ Ernst & Young LLP

Cleveland, Ohio